Exhibit 4.2

                               AMENDMENT NO. 1

                                    TO

                    AMENDED AND RESTATED RIGHTS AGEEMENT

       AMENDENT NO. 1, dated as of May 27, 1998 (the "Amendment"), to the Amended and Restated Rights Agreement, dated as of February 14, 1996
(the "Rights Agreement"), by and between Humana Inc., a Delaware corporation (the "Company"), and Bank of Louisville (formerly known as Mid-America Bank of Louisville & Trust Company), a banking and trust corporation organized under the laws of the Commonwealth of Kentucky (the "Rights Agent").

       WHEREAS, the parties hereto desire to amend the Rights Agreement as set forth below.

       NOW, THEREFORE, the parties hereto agree as follows:

      1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

     "; provided, however, that neither of United HealthCare
     Corporation, a Minnesota corporation ("Parent") nor UH-1, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), shall be deemed to be an Acquiring
     Person to the extent that either of Parent or Merger Sub becomes the beneficial owner of Common Shares solely by reason of (i) the execution of the Agreement and Plan of Merger, dated as of May 27, 1998, by and among the Company, Parent, and Merger Sub (the "Merger Agreement"), the Stock Option Agreement dated as of May 27, 1998, by and between the Company and Parent (the "Stock Option Agreement") and the
     Voting Agreement, dated as of May 27, 1998, by and between David A. Jones and Parent (the "Voting
     Agreement"), or (ii) the consummation of the transactions contemplated by each of the Merger Agreement, the Stock Option Agreement and the Voting Agreement in accordance with the respective terms thereof."

     2. The definition of "Shares Acquisition Date" set forth in
Section 1(o) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

     "; provided, however, that the Shares Acquisition Date shall not be deemed to have occurred as a result of the public announcement of the execution of the Merger Agreement, the Stock Option Agreement or the Voting Agreement or as a result of the consummation of the transactions contemplated thereby."

     3. The Rights Agreement is hereby amended by adding thereto the following new Section 3(d):

     "(d),   Nothwithstanding any provision of this Agreement
     to the contrary, neither of Parent nor Merger Sub shall be or be deemed to become an Acquiring Person, and no Distribution
     Date, Shares Acquisition Date or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Merger Agreement, the Stock
     Option Agreement or the Voting Agreement as each may be amended from time to time, or the announcement, commencement or consummation of the transactions contemplated thereby."

     4. Each party hereto represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.


   	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


					Humana Inc.

					By: /s/ Arthur P. Hipwell
					Name:  Arthur P. Hipwell
					Title:    Senior Vice President &
      						    General Counsel




					BANK OF LOUISVILLE

					By: /s/ John T. Rippy
					Name:  John T. Rippy
					Title:    Senior Vice President &
      						    General Counsel